Exhibit (h)(69)

TRANSFER AGENCY AGREEMENT SUPPLEMENT

(Dynamic U.S. Growth Fund)

This supplemental agreement, dated [                  ], 2014 by and between THE RBB FUND, INC. (the “Fund”) and BNY MELLON INVESTMENT SERVICING (US) INC., a Massachusetts corporation (“Transfer Agent”).

The Fund is a corporation organized under the laws of the State of Maryland and is an open-end management investment company. The Fund and the Transfer Agent have entered into a Transfer Agency Agreement, dated as of November 5, 1991 (as from time to time amended and supplemented, the “Transfer Agency Agreement”), pursuant to which the Transfer Agent has undertaken to act as transfer agent, registrar and dividend disbursing agent for the Fund with respect to the portfolios of the Fund, as more fully set forth therein. Certain capitalized terms used without definition in this supplemental agreement have the meaning specified in the Transfer Agency Agreement.

The Fund agrees with the Transfer Agent as follows:

1. Adoption of Transfer Agency Agreement. The Transfer Agency Agreement is hereby adopted for Dynamic U.S. Growth Fund (the “Portfolio”).

2. Compensation. As compensation for the services rendered by the Transfer Agent during the term of the Transfer Agency Agreement, the Fund will pay to the Transfer Agent, with respect to the Portfolio, such fees and expenses as shall be agreed to from time to time by the Fund and the Transfer Agent.

3. Counterparts. This supplemental agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have entered into this supplemental agreement, intending to be legally bound hereby, as of the date and year first above written.

THE RBB FUND, INC.	BNY MELLON INVESTMENT SERVICING (US) INC.

By:	By:
Name:	Name:

Title:	Title:

Date:	Date: